                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No.  2  )
                                            ----


                              VERNITRON CORPORATION
               -----------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
               -----------------------------------------------------
                         (Title of Class of Securities)

                                    924359300
                   --------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement      .  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less or such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                         (Continued on following pages)

                                Page 1 of 8 Pages
                                    --   --

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CUSIP No. 924359300                   13G                  Page 2 of 8 Pages
          ---------                                            ---  ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Vernitron Corporation 401(k) Retirement Plan

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power            -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power             962,019
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power            -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power             962,019
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     962,019
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7.63%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     EP
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                            Page 2 of 8 Pages


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CUSIP No. 924359300                   13G                  Page 3 of 8 Pages
          ---------                                            ---  ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Elliot N. Konopko, as co-trustee under Vernitron Corporation 401(k) Retirement Plan

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     American
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power            -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power             962,019
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power            -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power             962,019
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     962,019
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7.63%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                            Page 3 of 8 Pages

CUSIP No. 924359300                   13G                  Page 4 of 8 Pages
          ---------                                            ---  ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Raymond F. Kunzmann, as co-trustee under Vernitron Corporation 401(k) Retirement Plan


-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         AMERICAN
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power            -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power             962,019
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power            -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power             962,019
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     962,019
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7.63%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                            Page 4 of 8 Pages

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     ITEM 1(a) NAME OF ISSUER:

               Vernitron Corporation

     ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

               645 Madison Avenue
               New York, New York  10022

     ITEM 2(a) NAME OF PERSONS FILING:

               (i)  Vernitron Corporation 401(K) Retirement Plan (the "Plan")

               (ii) Elliot N. Konopko, as Co-Trustee under Vernitron Corporation
                    401(K) Retirement Plan.

              (iii) Raymond F. Kunzmann, as Co-Trustee under Vernitron
                    Corporation 401(K) Retirement Plan.

     ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               645 Madison Avenue
               New York, New York  10022

     ITEM 2(c) CITIZENSHIP:

               (i)  Delaware

               (ii) American

     ITEM 2(d) TITLE OF CLASS OF SECURITIES:

                Common Stock, par value $.01 per share

     ITEM 2(e) CUSIP NUMBER:

                924359300


                                Page 5 of 8 Pages
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     ITEM 3    TYPE OF PERSON:

                (i) Employee Benefit Plan subject to ERISA

               (ii) Co-Trustee under Employee Benefit Plan subject to ERISA

              (iii) Co-Trustee under Employee Benefit Plan subject to ERISA

     ITEM 4    OWNERSHIP.

               (a)  Amount Beneficially Owned as of December 31, 1995:

                    962,019 shares

               (b)  Percent of Class:

                    7.63%

               (c)  Number of shares as to which person has:

                     (i) sole power to vote or to direct the vote:

                         -0-

                    (ii) shared power to vote or to direct the vote:

                         962,019

                   (iii) sole power to dispose or to direct the disposition of:

                         -0-

                    (iv) shared power to dispose or to direct the
                         disposition of:

                         962,019



     ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable


                                Page 6 of 8 Pages
                                    --   --

     ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

     ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

     ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

     ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

     ITEM 10   CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                Page 7 of 8 Pages
                                    --   --

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1996      Vernitron Corporation 401(K) Retirement Plan




                         By:  /s/ Elliot N. Konopko
                              --------------------------------------------
                              Elliot N. Konopko, as Co-Trustee under Vernitron Corporation 401(K) Retirement Plan



                         By:  /s/ Raymond F. Kunzmann
                              --------------------------------------------
                              Raymond F. Kunzmann, as Co-Trustee under Vernitron Corporation 401(K) Retirement Plan




                         /s/ Elliot N. Konopko
                         -------------------------------------------------
                         Elliot N. Konopko, as Co-Trustee under Vernitron Corporation 401(K) Retirement Plan




                         /s/ Raymond F. Kunzmann
                         -------------------------------------------------
                         Raymond F. Kunzmann, as Co-Trustee under Vernitron Corporation 401(K) Retirement Plan



                                Page 8 of 8 Pages
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